MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of America's Driving Ranges, Inc. (A Development Stage Company), of our report dated October 21, 2008 on our audit of the financial statements of America's Driving Ranges, Inc. (A Development Stage Company) as of September 30, 2008, and the related statements of operations, stockholders’ equity and cash flows for the three months ended September 30, 2008 and from inception on June 9, 2008 through September 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

October 31, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501